Exhibit 4.4
REGISTRATION RIGHTS AGREEMENT
     THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of December 13, 2006, by and among Williams Partners L.P., a Delaware limited partnership (the “Partnership”), and the Purchasers listed on the signature pages to this Agreement (each, a “Purchaser” and collectively, the “Purchasers”).
     WHEREAS, this Agreement is made in connection with the Closing of the issuance and sale of the Purchased Units pursuant to the Common Unit and Class B Unit Purchase Agreement, dated as of December 1, 2006, by and among the Partnership and the Purchasers (the “Purchase Agreement”);
     WHEREAS, the Partnership has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Purchasers pursuant to the Purchase Agreement; and
     WHEREAS, it is a condition to the obligations of each Purchaser and the Partnership under the Purchase Agreement that this Agreement be executed and delivered.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party hereto, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. Capitalized terms used herein without definition shall have the meanings given to them in the Purchase Agreement. The terms set forth below are used herein as so defined:
     “Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Agreement” has the meaning specified therefor in the introductory paragraph.
     “Effectiveness Period” has the meaning specified therefor in Section 2.01(a) of this Agreement.
     “General Partner” means Williams Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership.
     “Holder” means the record holder of any Registrable Securities.

     “Included Registrable Securities” has the meaning specified therefor in Section 2.02(a) of this Agreement.
     “Liquidated Damages” has the meaning specified therefor in Section 2.01(b) of this Agreement.
     “Liquidated Damages Multiplier” means (i) the product of $36.59 times the number of Common Units purchased by such Purchaser plus (ii) the product of $35.81 times the number of Class B Units purchased by such Purchaser.
     “Losses” has the meaning specified therefor in Section 2.08(a) of this Agreement.
     “Managing Underwriter” means, with respect to any Underwritten Offering, the book-running lead manager of such Underwritten Offering.
     “NYSE” means The New York Stock Exchange, Inc.
     “Opt Out Notice” has the meaning specified therefor in Section 2.02(a) of this Agreement.
     “Purchase Agreement” has the meaning specified therefor in the Recitals of this Agreement.
     “Purchaser” and “Purchasers” have the meanings specified therefor in the introductory paragraph of this Agreement.
     “Registrable Securities” means: (i) the Purchased Common Units and (ii) the Common Units issuable upon conversion of the Purchased Class B Units, (iii) any Common Units issued as Liquidated Damages pursuant to Section 2.01 of this Agreement, if any, and (iv) any Common Units issuable upon conversion of Class B Units issued as Liquidated Damages pursuant to Section 2.01, if any, all of which Registrable Securities are subject to the rights provided herein until such rights terminate pursuant to the provisions hereof.
     “Registration Expenses” has the meaning specified therefor in Section 2.07(b) of this Agreement.
     “Selling Expenses” has the meaning specified therefor in Section 2.07(b) of this Agreement.
     “Selling Holder” means a Holder who is selling Registrable Securities pursuant to a registration statement.
     “Shelf Registration Statement” means a registration statement on Form S-3 under the Securities Act to permit the resale of the Registrable Securities from time to time, including as permitted by Rule 415 under the Securities Act (or any similar provision then in force under the Securities Act).

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     “Underwritten Offering” means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a “bought deal” with one or more investment banks.
     Section 1.02 Registrable Securities. Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force under the Securities Act); (c) such Registrable Security can be disposed of pursuant to Rule 144(k) (or any similar provision then in force under the Securities Act) by the Holder, (d) such Registrable Security is held by the Partnership or one of its subsidiaries; or (e) such Registrable Security has been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities.
ARTICLE II
REGISTRATION RIGHTS
     Section 2.01 Shelf Registration.
     (a) Deadline To Go Effective. As soon as practicable following the Closing, but in any event within 30 days of the Closing, the Partnership shall prepare and file a Shelf Registration Statement under the Securities Act with respect to all of the Registrable Securities. The Partnership shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective no later than 60 days after the date of the Closing. The Partnership will use its commercially reasonable efforts to cause the Shelf Registration Statement filed pursuant to this Section 2.01 to be continuously effective under the Securities Act until the earliest of (i) when all such Registrable Securities are sold by the Purchasers, (ii) two years from the sale of the Registrable Securities to the Purchaser and (iii) when all of the Registrable Securities become eligible for resale under Rule 144(k) (or any successor provision then in force under the Securities Act) by the Holder (the “Effectiveness Period”). The Shelf Registration Statement when declared effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.
     (b) Failure To Go Effective. If the Shelf Registration Statement required by Section 2.01 is not declared effective within 90 days after Closing, then each Purchaser shall be entitled to a payment (with respect to the Purchased Units of each such Purchaser), as liquidated damages and not as a penalty, of 0.25% of the Liquidated Damages Multiplier per 30-day period for the first 60 days following the 90th day, increasing by an additional 0.25% of the Liquidated Damages Multiplier per 30-day period for each subsequent 60 days, up to a maximum of 1.00% of the Liquidated Damages Multiplier per 30-day period (the “Liquidated Damages”); provided, however, the aggregate amount of Liquidated Damages payable by the Partnership under this Agreement to each Purchaser shall not exceed 10.0% of the Liquidated Damages Multiplier with

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respect to such Purchaser. The Liquidated Damages payable pursuant to the immediately preceding sentence shall be payable within ten Business Days after the end of each such 30-day period. Any Liquidated Damages shall be paid to each Purchaser in immediately available funds; provided, however, if the Partnership certifies that it is unable to pay Liquidated Damages in cash because such payment would result in a breach under a credit facility or other debt instrument filed as exhibits to the SEC Documents, then the Partnership may pay the Liquidated Damages in kind in the form of the issuance of additional (A) Common Units and/or (B) Class B Units. Class B Units may only be issued as Liquidated Damages if and to the extent required by the NYSE or similar regulation. If Class B Units are issued as Liquidated Damages as a result of a requirement by the NYSE or similar regulation, then Common Units will first be issued to each Purchaser on a pro rata basis based on the number of Purchased Common Units purchased by such Purchaser until the maximum aggregate number of Common Units permitted by the NYSE or similar regulation have been issued, and afterwards, Class B Units shall then be issued to each such Purchaser as payment of the balance of any such Liquidated Damages owed to such Purchaser. Upon any issuance of Common Units and/or Class B Units as Liquidated Damages, the Partnership shall promptly prepare and file an amendment to the Shelf Registration Statement prior to its effectiveness adding such Common Units and/or Common Unit issuable upon conversion of such Class B Units to such Shelf Registration Statement as additional Registrable Securities. The determination of the number of Common Units to be issued as Liquidated Damages shall be equal to the amount of Liquidated Damages divided by the average closing price of the Partnership’s Common Units on the NYSE for the ten trading days immediately preceding the date on which the Liquidated Damages payment is due, less a discount of 6.0%. The determination of the number of Class B Units to be issued as Liquidated Damages shall be equal to the amount of Liquidated Damages divided by the average closing price of the Partnership’s Common Units on the NYSE for the ten trading days immediately preceding the date on which the Liquidated Damages payment is due, less a discount of 8.0%. The payment of the Liquidated Damages to a Purchaser shall cease at such time as the Purchased Units of such Purchaser become eligible for resale under Rule 144(k) under the Securities Act. As soon as practicable following the date that the Shelf Registration Statement becomes effective, but in any event within three Business Days of such date, the Partnership shall provide the Purchasers with written notice of the effectiveness of the Shelf Registration Statement.
     (c) Waiver of Liquidated Damages. If the Partnership is unable to cause a Shelf Registration Statement to go effective within the 90 days as a result of an acquisition, merger, reorganization, disposition or other similar transaction, then the Partnership may request a waiver of the Liquidated Damages, and each Holder may individually grant or withhold its consent to such request in its discretion. A Purchaser’s rights (and any transferee’s rights pursuant to Section 2.10) under this Section 2.01 shall terminate upon the termination of the Effectiveness Period.
     (d) Delay Rights. Notwithstanding anything to the contrary contained herein, the Partnership may, upon written notice to any Selling Holder whose Registrable Securities are included in the Shelf Registration Statement, suspend such Selling Holder’s use of any prospectus which is a part of the Shelf Registration Statement (in which event the Selling Holder shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) if (i) the Partnership is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Partnership determines in good faith that the Partnership’s ability to

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pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (ii) the Partnership has experienced some other material non-public event the disclosure of which at such time, in the good faith judgment of the Partnership, would materially adversely affect the Partnership; provided, however, in no event shall the Purchasers be suspended for a period that exceeds an aggregate of 30 days in any 90-day period or 105 days in any 365-day period, in each case, exclusive of days covered by any lock-up agreement executed by a Purchaser in connection with any Underwritten Offering, the Purchasers will be entitled to receive Liquidated Damages from the Partnership as provided in Section 2.01(e) of this Agreement. Upon disclosure of such information or the termination of the condition described above, the Partnership shall provide prompt notice to the Selling Holders whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.
     (e) Additional Rights to Liquidated Damages. If (i) the Holders shall be prohibited from selling their Registrable Securities under the Shelf Registration Statement as a result of a suspension pursuant to Section 2.01(d) of this Agreement in excess of the periods permitted therein or (ii) the Shelf Registration Statement is filed and declared effective but, during the Effectiveness Period, shall thereafter cease to be effective or fail to be usable for its intended purpose without being succeeded within 60 Business Days by a post-effective amendment to the Shelf Registration Statement, a supplement to the prospectus or a report filed with the Commission pursuant to Section 13(a), 13(c), 14 or l5(d) of the Exchange Act, then, until the suspension is lifted or a post-effective amendment, supplement or report is filed with the Commission, but not including any day on which a suspension is lifted or such amendment, supplement or report is filed and declared effective, if applicable, the Partnership shall owe the Holders an amount equal to the Liquidated Damages, following (x) the date on which the suspension period exceeded the permitted period or (y) the sixty-first Business Day after the Shelf Registration Statement ceased to be effective or failed to be useable for its intended purposes, as liquidated damages and not as a penalty. For purposes of this Section 2.01(e), a suspension shall be deemed lifted on the date that notice that the suspension has been lifted is delivered to the Holders pursuant to Section 3.01 of this Agreement.
     Section 2.02 Piggyback Rights.
     (a) Participation. If at any time the Partnership proposes to file (i) a prospectus supplement to an effective shelf registration statement, including the Shelf Registration Statement contemplated by Section 2.01, or (ii) a registration statement, other than a shelf registration statement, in either case, for the sale of Common Units in an Underwritten Offering for its own account and/or another Person, then as soon as practicable but not less than three (3) Business Days prior to the filing of (x) any preliminary prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (y) the prospectus supplement relating to such Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (z) such registration statement, as the case may be, then, the Partnership shall give notice of such proposed Underwritten Offering to the Holders and such notice shall offer the Holders the opportunity to include in such Underwritten Offering such number of Registrable Securities (the “Included Registrable

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Securities”) as each such Holder may request in writing; provided, however, that if the Partnership has been advised by the Managing Underwriter that the inclusion of Registrable Securities for sale for the benefit of the Holders will have a material adverse effect on the price, timing or distribution of the Common Units in the Underwritten Offering, then the amount of Registrable Securities to be offered for the accounts of Holders shall be determined based on the provisions of Section 2.02(b). The notice required to be provided in this Section 2.02(a) to Holders shall be provided on a Business Day pursuant to Section 3.01 hereof. Each such Holder shall then have two Business Days after receiving such notice to request inclusion of Registrable Securities in the Underwritten Offering, except that such Holder shall have one Business Day after such Holder confirms receipt of the notice to request inclusion of Registrable Securities in the Underwritten Offering in the case of a “bought deal” or “overnight transaction” where no preliminary prospectus is used. If no request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Underwritten Offering. If, at any time after giving written notice of its intention to undertake an Underwritten Offering and prior to the closing of such Underwritten Offering, the Partnership shall determine for any reason not to undertake or to delay such Underwritten Offering, the Partnership may, at its election, give written notice of such determination to the Selling Holders and, (x) in the case of a determination not to undertake such Underwritten Offering, shall be relieved of its obligation to sell any Included Registrable Securities in connection with such terminated Underwritten Offering, and (y) in the case of a determination to delay such Underwritten Offering, shall be permitted to delay offering any Included Registrable Securities for the same period as the delay in the Underwritten Offering. Any Selling Holder shall have the right to withdraw such Selling Holder’s request for inclusion of such Selling Holder’s Registrable Securities in such offering by giving written notice to the Partnership of such withdrawal up to and including the time of pricing of such offering. Each Holder’s rights under this Section 2.02(a) shall terminate when such Holder (together with any Affiliates of such Holder) holds less than $10 million of Purchased Units, based on the purchase price per unit under the Purchase Agreement. Notwithstanding the foregoing, any Holder holding greater than $10 million of Purchased Units, based on the purchase price per unit under the Purchase Agreement, may deliver written notice (an “Opt Out Notice”) to the Partnership requesting that such Holder not receive notice from the Partnership of any proposed Underwritten Offering; provided, that, such Holder may later revoke any such Opt Out Notice. Following receipt of an Opt Out Notice from a Holder (unless subsequently revoked), the Partnership shall not be required to deliver any notice to such Holder pursuant to this Section 2.02(a) and such Holder shall no longer be entitled to participate in Underwritten Offerings by the Partnership pursuant to this Section 2.02(a).
     (b) Priority. If the Managing Underwriter or Underwriters of any proposed Underwritten Offering of Common Units included in an Underwritten Offering involving Included Registrable Securities advises that the total amount of Common Units that the Selling Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a material adverse effect on the price, timing or distribution of the Common Units offered or the market for the Common Units, then the Common Units to be included in such Underwritten Offering shall include the number of Registrable Securities that such Managing Underwriter or Underwriters advises can be sold without having such adverse effect, with such number to be allocated (i) first, to the Partnership and the General Partner and its Affiliates (as defined in the Partnership Agreement) and (ii) second, pro rata among the Selling Holders based, for each Selling Holder, on the fraction

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derived by dividing (x) the number of Common Units proposed to be sold by such Selling Holder in such Underwritten Offering by (y) the aggregate number of Common Units proposed to be sold by all Selling Holders in such Underwritten Offering. As of the date of execution of this Agreement, there are no other Persons with Registration Rights relating to the Common Units or the Class B Units other than pursuant to this Agreement and Section 7.12 of the Partnership Agreement.
     Section 2.03 Underwritten Offerings.
     (a) General Procedures. In connection with any Underwritten Offering under this Agreement, the Partnership shall be entitled to select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering contemplated by this Agreement in which a Selling Holder participates, each Selling Holder and the Partnership shall be obligated to enter into an underwriting agreement that contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Selling Holder may participate in such Underwritten Offering unless such Selling Holder agrees to sell its Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Selling Holder may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Partnership to and for the benefit of such underwriters also be made to and for such Selling Holder’s benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. No Selling Holder shall be required to make any representations or warranties to or agreements with the Partnership or the underwriters other than representations, warranties or agreements regarding such Selling Holder, its authority to enter into such underwriting agreement and to sell, and its ownership of, the securities being registered on its behalf, its intended method of distribution and any other representation required by Law. If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to the Partnership and the Managing Underwriter; provided, however, that such withdrawal must be made up to and including the time of pricing of such Underwritten Offering. No such withdrawal shall affect the Partnership’s obligation to pay Registration Expenses. The Partnership’s management may but shall not be required to participate in a roadshow or similar marketing effort in connection with any Underwritten Offering.
     (b) No Demand Rights. Notwithstanding any other provision of this Agreement, no Holder of Registrable Securities shall be entitled to any “demand” rights or similar rights that would require the Partnership to effect an Underwritten Offering solely on behalf of such Holder.
     Section 2.04 Sale Procedures. In connection with its obligations under this Article II, the Partnership will, as expeditiously as possible:
     (a) prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective for the Effectiveness Period and as

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may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;
     (b) if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time shall notify the Partnership in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Partnership shall use its commercially reasonable efforts to include such information in such prospectus supplement;
     (c) furnish to each Selling Holder (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Selling Holder the opportunity to object to any information pertaining to such Selling Holder and its plan of distribution that is contained therein and make the corrections reasonably requested by such Selling Holder with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;
     (d) if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Selling Holders or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request; provided, however, that the Partnership will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;
     (e) promptly notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

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     (f) immediately notify each Selling Holder and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Partnership of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Partnership agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;
     (g) upon request and subject to appropriate confidentiality obligations, furnish to each Selling Holder copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;
     (h) in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for the Partnership, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a “cold comfort” letter, dated the pricing date of such Underwritten Offering and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Partnership’s financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the “cold comfort” letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as have been customarily covered in opinions of issuer’s counsel and in accountants’ letters delivered to the underwriters in Underwritten Offerings of securities by the Partnership and such other matters as such underwriters and Selling Holders may reasonably request;
     (i) otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;
     (j) make available to the appropriate representatives of the Managing Underwriter and Selling Holders access to such information and Partnership personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act;

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     (k) cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Partnership are then listed;
     (l) use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Partnership to enable the Selling Holders to consummate the disposition of such Registrable Securities;
     (m) provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and
     (n) enter into customary agreements and take such other actions as are reasonably requested by the Selling Holders or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.
     Each Selling Holder, upon receipt of notice from the Partnership of the happening of any event of the kind described in subsection (f) of this Section 2.04, shall forthwith discontinue disposition of the Registrable Securities until such Selling Holder’s receipt of the copies of the supplemented or amended prospectus contemplated by subsection (f) of this Section 2.04 or until it is advised in writing by the Partnership that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Partnership, such Selling Holder will, or will request the managing underwriter or underwriters, if any, to deliver to the Partnership (at the Partnership’s expense) all copies in their possession or control, other than permanent file copies then in such Selling Holder’s possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.
     Section 2.05 Cooperation by Holders. The Partnership shall have no obligation to include in the Shelf Registration Statement, or in an Underwritten Offering pursuant to Section 2.02(a), Common Units of a Selling Holder who has failed to timely furnish such information that, in the opinion of counsel to the Partnership, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.
     Section 2.06 Restrictions on Public Sale by Holders of Registrable Securities. For one year following the Closing Date, each Holder of Registrable Securities who is included in the Shelf Registration Statement agrees not to effect any public sale or distribution of the Registrable Securities during the 30-day period following completion of an Underwritten Offering of equity securities by the Partnership (except as provided in this Section 2.06); provided, however, that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers or directors or any other unitholder of the Partnership on whom a restriction is imposed. In addition, the lock-up provisions in this Section 2.06 shall not apply with respect to a Holder that (A) owns less than $10 million of Purchased Units, based on the purchase price per unit under the Purchase Agreement, (B) has delivered an Opt Out Notice to the Partnership pursuant to Section 2.02(a) or (C) has submitted a notice requesting the inclusion of Registrable Securities in an Underwritten

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Offering pursuant to Section 2.02(a) but is unable to do so as a result of the priority provisions contained in Section 2.02(b).
     Section 2.07 Expenses.
     (a) Expenses. The Partnership will pay all reasonable Registration Expenses as determined in good faith, including, in the case of an Underwritten Offering, whether or not any sale is made pursuant to such Underwritten Offering. Each Selling Holder shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In addition, except as otherwise provided in Section 2.08 hereof, the Partnership shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders’ rights hereunder.
     (b) Certain Definitions. “Registration Expenses” means all expenses incident to the Partnership’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on the Shelf Registration Statement pursuant to Section 2.01 or an Underwritten Offering covered under this Agreement, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and NYSE fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., fees of transfer agents and registrars, all word processing, duplicating and printing expenses, any transfer taxes and the fees and disbursements of counsel and independent public accountants for the Partnership, including the expenses of any special audits or “cold comfort” letters required by or incident to such performance and compliance. “Selling Expenses” means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.
     Section 2.08 Indemnification.
     (a) By the Partnership. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Partnership will indemnify and hold harmless each Selling Holder thereunder, its directors, officers, employees and agents, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Selling Holder within the meaning of the Securities Act and the Exchange Act, and its directors, officers, employees or agents, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), joint or several, to which such Selling Holder, director, officer, employee, agent or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Selling Holder, its directors, officers, employee and agents, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or

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defending any such Loss or actions or proceedings; provided, however, that the Partnership will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Selling Holder, its directors, officers, employees and agents or any underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Selling Holder or any such directors, officers, employees agents or any underwriter or controlling Person, and shall survive the transfer of such securities by such Selling Holder.
     (b) By Each Selling Holder. Each Selling Holder agrees severally and not jointly to indemnify and hold harmless the Partnership, its directors, officers, employees and agents and each Person, if any, who controls the Partnership within the meaning of the Securities Act or of the Exchange Act, and its directors, officers, employees and agents, to the same extent as the foregoing indemnity from the Partnership to the Selling Holders, but only with respect to information regarding such Selling Holder furnished in writing by or on behalf of such Selling Holder expressly for inclusion in the Shelf Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Selling Holder shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Selling Holder from the sale of the Registrable Securities giving rise to such indemnification.
     (c) Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 2.08. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 2.08 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense or employ counsel reasonably acceptable to the indemnified party or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to

12

which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.
     (d) Contribution. If the indemnification provided for in this Section 2.08 is held by a court or government agency of competent jurisdiction to be unavailable to any indemnified party or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of such indemnified party on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Selling Holder be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Selling Holder from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the indemnifying party on the one hand and the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to herein. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.
     (e) Other Indemnification. The provisions of this Section 2.08 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.
     Section 2.09 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Partnership agrees to use its commercially reasonable efforts to:
     (a) Make and keep public information regarding the Partnership available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times from and after the date hereof;
     (b) File with the Commission in a timely manner all reports and other documents required of the Partnership under the Securities Act and the Exchange Act at all times from and after the date hereof; and

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     (c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request a copy of the most recent annual or quarterly report of the Partnership, and such other reports and documents so filed as such Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing such Holder to sell any such securities without registration.
     Section 2.10 Transfer or Assignment of Registration Rights. The rights to cause the Partnership to register Registrable Securities granted to the Purchasers by the Partnership under this Article II may be transferred or assigned by any Purchaser to one or more transferee(s) or assignee(s) of such Registrable Securities or counterparties to any total return swaps; provided, however, that (a) unless such transferee is an Affiliate of such Purchaser or a counterparty to a total return swap, each such transferee or assignee holds Registrable Securities representing at least $10 million of the Purchased Units, based on the purchase price per unit under the Purchase Agreement, (b) the Partnership is given written notice prior to any said transfer or assignment, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being transferred or assigned, and (c) each such transferee assumes in writing responsibility for its portion of the obligations of such Purchaser under this Agreement.
     Section 2.11 Limitation on Subsequent Registration Rights. From and after the date hereof, the Partnership shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any current or future holder of any securities of the Partnership that would allow such current or future holder to require the Partnership to include securities in any registration statement filed by the Partnership on a basis that is superior in any way to the registration rights granted to the Purchasers hereunder.
ARTICLE III
MISCELLANEOUS
     Section 3.01 Communications. All notices and other communications provided for or permitted hereunder shall be made in writing by facsimile, electronic mail, courier service or personal delivery:
     (a) if to Purchaser, to the address set forth in Schedule 8.07 to the Purchase Agreement;
     (b) if to a transferee of Purchaser, to such Holder at the address provided pursuant to Section 2.10 above; and
     (c) if to the Partnership at One Williams Center, Tulsa, Oklahoma 74172-0172 (facsimile: (918) 573-4647), Attention: James J. Bender.
     All such notices and communications shall be deemed to have been received at the time delivered by hand, if personally delivered; when receipt acknowledged, if sent via facsimile or sent via Internet electronic mail; and when actually received, if sent by courier service or any other means.

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     Section 3.02 Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including subsequent Holders of Registrable Securities to the extent permitted herein.
     Section 3.03 Assignment of Rights. All or any portion of the rights and obligations of any Purchaser under this Agreement may be transferred or assigned by such Purchaser in accordance with Section 2.10 hereof.
     Section 3.04 Recapitalization, Exchanges, Etc. Affecting the Common Units. The provisions of this Agreement shall apply to the full extent set forth herein with respect to any and all units of the Partnership or any successor or assign of the Partnership (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for or in substitution of, the Registrable Securities, and shall be appropriately adjusted for combinations, unit splits, recapitalizations and the like occurring after the date of this Agreement.
     Section 3.05 Aggregation of Purchased Units. All Registrable Securities held or acquired by GPS Income Fund LP and its Affiliates, on one hand, and Alerion Equities, LLC and its Affiliates, on the other hand, shall be aggregated together for purposes of determining the availability of the rights and obligations with respect to Purchasers holding Registrable Securities representing at least $10 million of the Purchased Units, based on the purchase price per unit under the Purchase Agreement, under Section 2.02(a), Section 2.06 and Section 2.10 of this Agreement.
     Section 3.06 Specific Performance. Damages in the event of breach of this Agreement by a party hereto may be difficult, if not impossible, to ascertain, and it is therefore agreed that each such Person, in addition to and without limiting any other remedy or right it may have, will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any such Person from pursuing any other rights and remedies at law or in equity which such Person may have.
     Section 3.07 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.
     Section 3.08 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 3.09 Governing Law. The Laws of the State of New York shall govern this Agreement without regard to principles of conflict of Laws.
     Section 3.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions

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hereof or affecting or impairing the validity or enforceability of such provision in any other jurisdiction.
     Section 3.11 Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the rights granted by the Partnership set forth herein. This Agreement and the Purchase Agreement supersede all prior agreements and understandings between the parties with respect to such subject matter.
     Section 3.12 Amendment. This Agreement may be amended only by means of a written amendment signed by the Partnership and the Holders of a majority of the then outstanding Registrable Securities; provided, however, that no such amendment shall materially and adversely affect the rights of any Holder hereunder without the consent of such Holder.
     Section 3.13 No Presumption. If any claim is made by a party relating to any conflict, omission, or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular party or its counsel.
     Section 3.14 Aggregation of Purchased Units. All Purchased Units held or acquired by Persons who are Affiliates of one another shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.
     Section 3.15 Obligations Limited to Parties to Agreement. Each of the Parties hereto covenants, agrees and acknowledges that no Person other than the Purchasers shall have any obligation hereunder and that, notwithstanding that one or more of the Purchasers may be a corporation, partnership or limited liability company, no recourse under this Agreement or under any documents or instruments delivered in connection herewith or therewith shall be had against any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchaser or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise by incurred by any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the Purchasers or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder or Affiliate of any of the foregoing, as such, for any obligations of the Purchasers under this Agreement or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of or by reason of such obligation or its creation, except in each case for any assignee of a Purchaser hereunder.
     Section 3.16 Interpretation. Article and Section references to this Agreement, unless otherwise specified. All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be

16

amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to.” Whenever any determination, consent or approval is to be made or given by a Purchaser under this Agreement, such action shall be in such Purchaser’s sole discretion unless otherwise specified.
[Signature pages to follow]

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     IN WITNESS WHEREOF, the Parties hereto execute this Agreement, effective as of the date first above written.

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC,
its General Partner

By:	/s/ Rodney J. Sailor

Name:	Rodney J. Sailor
Title:	Treasurer
[Signature Page to Registration Rights Agreement]

ROYAL BANK OF CANADA,
by its agent

RBC CAPITAL MARKETS CORPORATION

By:	/s/ Josef Muskatel

Name:	Josef Muskatel
Title:	Director and Senior Counsel

By:	/s/ Steven Milke

Name:	Steven Milke
Title:	Managing Director
[Signature Page to Registration Rights Agreement]

COHEN & STEERS UTILITY FUND, INC.

By: Cohen & Steers Capital Management, Inc., as investment adviser

By:	/s/ Robert S. Becker

Name:	Robert S. Becker
Title:	Senior Vice President
[Signature Page to Registration Rights Agreement]

COHEN & STEERS REIT AND UTILITY INCOME FUND, INC.

By: Cohen & Steers Capital Management, Inc., as investment adviser

By:	/s/ Robert S. Becker

Name:	Robert S. Becker
Title:	Senior Vice President
[Signature Page to Registration Rights Agreement]

COHEN & STEERS SELECT UTILITY FUND, INC.

By: Cohen & Steers Capital Management, Inc., as investment adviser

By:	/s/ Robert S. Becker

Name:	Robert S. Becker
Title:	Senior Vice President
[Signature Page to Registration Rights Agreement]

ALERION EQUITIES, LLC

By: Hartz Trading, Inc., its Manager

By:	/s/ Jonathan B. Schindel

Name:	Jonathan B. Schindel
Title:	Assistant Secretary & General Counsel
[Signature Page to Registration Rights Agreement]

GPS INCOME FUND LP

By: GPS Partners, LLC, its General Partner

By:	/s/ Brett S. Messing

Name:	Brett S. Messing
Title:	Managing Partner
[Signature Page to Registration Rights Agreement]

GPS HIGH YIELD EQUITIES FUND LP

By: GPS Partners, LLC, its General Partner

By:	/s/ Brett S. Messing

Name:	Brett S. Messing
Title:	Managing Partner
[Signature Page to Registration Rights Agreement]

GPS INCOME FUND (CAYMAN) LTD

By: GPS Partners, LLC, its General Partner

By:	/s/ Brett. S. Messing

Name:	Brett S. Messing
Title:	Managing Partner
[Signature Page to Registration Rights Agreement]

STROME MLP FUND, LP

By: Strome Investment Management LP, its General Partner

By:	/s/ Michael Achterberg

Name:	Michael Achterberg
Title:	Chief Financial Officer
[Signature Page to Registration Rights Agreement]

PERRY PARTNERS L.P.

By: Perry Corp., its General Partner

By:	/s/ Michael Neus

Name:	Michael Neus
Title:	General Counsel
[Signature Page to Registration Rights Agreement]

PERRY COMMITMENT FUND L.P.

By: Perry Commitment Associates L.L.C., its General Partner

By: Perry Corp., its Managing Member

By:	/s/ Mihcael Neus

Name:	Michael Neus
Title:	General Counsel
[Signature Page to Registration Rights Agreement]

THE CUSHING MLP OPPORTUNITY FUND I, LP

By:	Swank Capital, LLC, its General Partner

By:	/s/ Jerry V. Swank

Name:	Jerry V. Swank
Title:	Managing Partner
[Signature Page to Registration Rights Agreement]

SWANK MLP CONVERGENCE FUND, LP

By:	Swank Capital, LLC, its General Partner

By:	/s/ Jerry V. Swank

Name:	Jerry V. Swank
Title:	Managing Partner
[Signature Page to Registration Rights Agreement]

RCH ENERGY MLP FUND, L.P.

By:	RCH Energy MLP Fund G.P., L.P., its
General Partner

By:	RR Advisors, LLC, its General Partner

By:	/s/ Robert Raymond

Name:	Robert Raymond
Title:	Sole Member
[Signature Page to Registration Rights Agreement]

STRUCTURED FINANCE AMERICAS, LLC

By:	/s/ Jill H. Rathjen

Name:	Jill H. Rathjen
Title:	Vice President

By:	/s/ Andrea Luing

Name:
Title:
[Signature Page to Registration Rights Agreement]

TORTOISE ENERGY INFRASTRUCTURE CORPORATION

By:	/s/ David J. Schulte

Name:	David J. Schulte
Title:	Chief Executive Officer and President
[Signature Page to Registration Rights Agreement]

TORTOISE ENERGY CAPITAL CORPORATION

By:	/s/ David J. Schulte

Name:	David J. Schulte
Title:	Chief Executive Officer and President
[Signature Page to Registration Rights Agreement]

JENNISON UTILITY FUND

By:	Jennison Associates LLC, as investment
adviser

By:	/s/ Ubong U. Edemeka

Name:	Ubong U. Edemeka
Title:	Managing Director
[Signature Page to Registration Rights Agreement]

GOLDMAN, SACHS & CO

By:	/s/ Albert Dombrowski

Name:	Albert Dombrowski
Title:	Authorized Signatory
[Signature Page to Registration Rights Agreement]

ZLP FUND, L.P.

By:	Zimmer Lucas Partners, LLC, its General
Partner

By:	/s/ Stuart J. Zimmer

Name:	Stuart J. Zimmer
Title:	Managing Member
[Signature Page to Registration Rights Agreement]

KAYNE ANDERSON MLP INVESTMENT COMPANY

By:	/s/ James C. Baker

Name:	James C. Baker
Title:	Vice President
[Signature Page to Registration Rights Agreement]

KANE ANDERSON ENERGY DEVELOPMENT COMPANY

By:	/s/ James C. Baker

Name:	James C. Baker
Title:	Vice President
[Signature Page to Registration Rights Agreement]